Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
of Epocrates, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of comprehensive (loss) income, changes in mandatorily redeemable convertible preferred stock, stockholders' equity (deficit) and comprehensive income (loss) and cash flows present fairly, in all material respects, the financial position of Epocrates, Inc. and its subsidiaries at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

March 11, 2013

EPOCRATES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except for par value)

	December 31, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$58,944	$75,326
Short-term investments	19,301	9,897
Accounts receivable, net of allowance for doubtful accounts of $142 and $85, respectively	26,568	22,748
Deferred tax asset	3,687	7,390
Prepaid expenses and other current assets	3,252	3,218
Total current assets	111,752	118,579
Property and equipment, net	7,853	7,283
Deferred tax asset	2,486	1,280
Goodwill	17,959	17,959
Other intangible assets, net	2,768	6,771
Other assets	358	352
Total assets	$143,176	$152,224
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,436	$3,282
Deferred revenue	38,045	46,429
Other accrued liabilities	9,521	9,600
Total current liabilities	51,002	59,311
Deferred revenue, less current portion	5,885	8,088
Other liabilities	1,330	1,893
Total liabilities	58,217	69,292
Commitments and contingencies (Note 10)	—	—
Stockholders’ equity
Preferred stock: $0.001 par value; 10,000 shares authorized; no shares issued and outstanding at December 31, 2012 and 2011, respectively	—	—
Common stock: $0.001 par value; 100,000 shares authorized; 24,902 and 24,370 shares issued and outstanding at December 31, 2012 and 2011, respectively	25	24
Additional paid-in capital	134,682	129,238
Accumulated other comprehensive loss	(1)	(2)
Accumulated deficit	(49,747)	(46,328)
Total stockholders’ equity	84,959	82,932
Total liabilities and stockholders’ equity	$143,176	$152,224

The accompanying notes are an integral part of these consolidated financial statements.

EPOCRATES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(in thousands, except per share data)

	Years Ended December 31,
	2012	2011	2010
Subscription revenues	$19,033	$22,495	$24,683
Interactive services revenues	92,096	90,826	79,305
Total revenues, net	111,129	113,321	103,988
Cost of subscription revenues	7,393	7,670	6,516
Cost of interactive services revenues	36,296	32,522	25,214
Total cost of revenues	43,689	40,192	31,730
Gross profit	67,440	73,129	72,258
Operating expenses:
Sales and marketing	27,895	26,602	27,328
Research and development	20,698	21,087	15,704
General and administrative	18,949	22,700	15,729
Facilities exit costs	—	618	—
Gain on settlement and change in fair value of contingent consideration	—	(5,933)	(1,946)
Total operating expenses	67,542	65,074	56,815
(Loss) income from operations	(102)	8,055	15,443
Interest income	35	75	93
Other income, net	13	183	1,475
Income before income taxes	(54)	8,313	17,011
Provision for income taxes	(1,699)	(3,060)	(8,815)
(Loss) income from continuing operations	(1,753)	5,253	8,196
Loss from discontinued operations, net of tax (includes 2012 proceeds from sale of component technology of $1.5 million)	(1,666)	(8,826)	(4,393)
Net (loss) income	$(3,419)	$(3,573)	$3,803
Unrealized gains (losses) on available-for-sale securities, net	1	(1)	—
Comprehensive (loss) income	$(3,418)	$(3,574)	$3,803
Net (loss) income attributable to common stockholders – basic	$(3,419)	$(3,867)	$113
Net (loss) income attributable to common stockholders – diluted	$(3,419)	$(3,867)	$126
Net (loss) income per share – basic
Continuing operations	$(0.07)	$0.23	$0.59
Discontinued operations, net of tax	(0.07)	(0.40)	(0.58)
Net (loss) income per share attributable to common stockholders	$(0.14)	$(0.17)	$0.01
Net (loss) income per share – diluted
Continuing operations	$(0.07)	$0.23	$0.59
Discontinued operations, net of tax	(0.07)	(0.40)	(0.58)
Net (loss) income per share attributable to common stockholders	$(0.14)	$(0.17)	$0.01
Weighted average common shares outstanding – basic	24,722	22,297	7,558
Weighted average common shares outstanding – diluted	24,722	23,875	9,145

The accounts below include stock-based compensation of the following amounts:
Cost of revenues	$232	$183	$272
Sales and marketing	811	1,361	1,741
Research and development	667	730	1,512
General and administrative	2,550	5,068	2,831
Discontinued operations	74	—	—
The accompanying notes are an integral part of these consolidated financial statements.

EPOCRATES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK, STOCKHOLDERS’ EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS)
(in thousands)

	Mandatorily Redeemable Convertible Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Treasury Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders' Equity (Deficit)	Comprehensive Income (Loss)
Balance at January 1, 2010	13,142	$70,502	7,509	$8	$—	$6,291	$(1)	$(43,962)	$(37,664)
Issuance of common stock upon exercise of stock options	—	—	663	—	—	2,680	—	—	2,680
Stock-based compensation expense	—	—	—	—	—	5,962	—	—	5,962
Stock compensation associated with outstanding repriced options	—	—	—	—	—	394	—	—	394
Purchase of treasury stock	—	—	(120)	0	(3,491)	—	—	0	(3,491)
Retirement of treasury stock	—	—	(250)	0	3,491	(895)	—	(2,596)	—
Accrued dividend on Series B mandatorily redeemable convertible preferred stock	—	2,840	—	—	—	(2,840)	—	—	(2,840)
Excess tax benefit from stock-based compensation awards	—	—	—	—	—	319	—	—	319
Net income	—	—	—	—	—	—	—	3,803	3,803	3,803
Comprehensive income	—	—	—	—	—	—	—	—	—	3,803
Balance at December 31, 2010	13,142	$73,342	7,802	$8	$—	$11,911	$(1)	$(42,755)	$(30,837)
Issuance of common stock in an initial public offering (“IPO”), net of discounts and issuance costs	—	—	4,378	4	—	62,159	—	—	62,163
Accrued dividend on Series B mandatorily redeemable convertible preferred stock	—	255	—	—	—	(255)	—	—	(255)
Payment of accrued dividends on Series B mandatorily redeemable convertible preferred stock	—	(29,586)	—	—	—	—	—	—	—
Conversion of mandatorily redeemable convertible preferred stock to common stock in conjunction with the IPO	(13,142)	(44,011)	11,089	11	—	44,000	—	—	44,011
Conversion of preferred stock warrant to common stock warrant	—	—	—	—	—	140	—	—	140
Issuance of common stock upon exercise of stock options	—	—	1,084	1	—	3,483	—	—	3,484

Issuance of common stock upon release of restricted stock units ("RSUs")	—	—	17	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	7,935	—	—	7,935
Stock compensation associated with outstanding repriced options	—	—	—	—	—	(463)	—	—	(463)
Unrealized loss on available-for-sale securities	—	—	—	—	—	—	(1)	—	(1)	(1)
Excess tax benefit from stock-based compensation awards	—	—	—	—	—	328	—	—	328
Net loss	—	—	—	—	—	—	—	(3,573)	(3,573)	(3,573)
Comprehensive loss	—	—	—	—	—	—	—	—	—	$(3,574)
Balance at December 31, 2011	—	$—	24,370	$24	$—	$129,238	$(2)	$(46,328)	$82,932
Issuance of common stock upon exercise of stock options	—	—	487	1	—	1,710	—	—	1,711
Issuance of common stock upon release of RSUs	—	—	45	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	4,402	—	—	4,402
Stock compensation associated with outstanding repriced options	—	—	—	—	—	17	—	—	17
Unrealized loss on available-for-sale securities	—	—	—	—	—	—	1	—	1	1
Excess tax benefit from stock-based compensation awards	—	—	—	—	—	(685)	—	—	(685)
Net loss	—	—	—	—	—	—	—	(3,419)	(3,419)	(3,419)
Comprehensive loss	—	—	—	—	—	—	—	—	—	$(3,418)
Balance at December 31, 2012	—	$—	24,902	$25	$—	$134,682	$(1)	$(49,747)	$84,959

The accompanying notes are an integral part of these consolidated financial statements.

EPOCRATES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Twelve Months Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net (loss) income	$(3,419)	$(3,573)	$3,803
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Stock-based compensation	4,334	7,342	6,356
Depreciation and amortization	3,965	4,557	3,083
Amortization of intangible assets	4,003	4,181	1,319
Loss on write-off of property and equipment	220	187	—
Change in carrying value of preferred stock liability	—	—	33
Allowance for doubtful accounts and sales returns reserve	57	(56)	119
Facilities exit costs	—	618	—
Impairment of long-lived assets and goodwill	—	8,501	—
Excess tax benefit from stock based awards	(422)	(328)	(319)
Gain on settlement and change in fair value of contingent consideration	—	(8,145)	(1,034)
Gain on sale-leaseback of building	—	—	(1,689)
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable	(3,877)	(1,591)	(3,911)
Deferred tax asset, current and non-current	1,812	(2,920)	4,495
Prepaid expenses and other assets	(40)	797	(1,165)
Accounts payable	130	27	1,210
Deferred revenue	(10,587)	(379)	(7,464)
Other accrued liabilities and other payables	(772)	(399)	4,276
Net cash (used in) provided by operating activities	(4,596)	8,819	9,112
Cash flows from investing activities:
Purchase of property and equipment	(4,516)	(10,064)	(4,657)
Business acquisitions	—	—	(14,600)
Purchase of short-term investments	(20,083)	(24,849)	(27,793)
Sale of short-term investments	—	8,590	1,797
Decrease in restricted cash	—	500	—
Maturity of short-term investments	10,680	24,800	11,725
Net cash used in investing activities	(13,919)	(1,023)	(33,528)
Cash flows from financing activities:
Net cash proceeds from issuance of common stock	—	64,188	—
Payment and settlement of contingent consideration	—	(6,871)	—
Acquisition of common stock	—	—	(3,491)
Payment of accrued dividends on Series B mandatorily redeemable convertible preferred stock	—	(29,586)	—
Excess tax benefit from stock-based compensation awards	422	328	319
Proceeds from exercise of common stock options	1,711	3,484	2,680
Net cash provided by (used in) financing activities	2,133	31,543	(492)
Net (decrease) increase in cash and cash equivalents	(16,382)	39,339	(24,908)
Cash and cash equivalents at beginning of period	75,326	35,987	60,895
Cash and cash equivalents at end of period	$58,944	$75,326	$35,987
Supplemental Disclosures:
Cash paid for income taxes	11	691	—
Cash refunded for income taxes	(9)	(293)	(969)
Cash paid for interest	—	—	214
Non-Cash Investing and Financing Activities:
Stock-based compensation capitalized in capitalized software	85	130	—
Retirement of treasury stock	—	—	2,596
Unrealized gain (loss) on available-for-sale securities, net of tax effect	1	(1)	—
Dividend accrued on Series B mandatorily redeemable convertible preferred stock	—	255	2,840
Accrued purchase of property and equipment and other assets	24	62	(843)
Contingent consideration recorded in connection with business acquisitions	—	—	14,750
Conversion of mandatorily redeemable convertible preferred stock into common stock	—	44,011	—
Reclassification of costs of issuance of common stock from prepaid expenses and other current assets	—	2,025	—
The accompanying notes are an integral part of these consolidated financial statements.

1. Background

Epocrates, Inc. (“Epocrates” or the “Company”) was incorporated in California in August 1998 as nCircle Communications, Inc. In September 1999, the Company changed its name to ePocrates, Inc., and in May 2006, the Company reincorporated in Delaware and changed its name to Epocrates, Inc.

The Company is a leading physician platform for essential clinical content, practice tools and health industry engagement at the point of care. Most commonly used on mobile devices, the Company’s products help healthcare professionals make more informed prescribing decisions, enhance patient safety and improve practice productivity. Through the Company’s interactive services, it provides the healthcare industry, primarily pharmaceutical companies, opportunities to engage with its member network through delivery of targeted information and to conduct market research.

Initial Public Offering (“IPO”)

On February 1, 2011, the Company’s registration statement on Form S-1 (File No. 333-168176) was declared effective for its IPO, pursuant to which it registered the offering and sale of 5,360,000 shares of common stock at a public offering price of $16.00 per share and an aggregate offering price of $85.8 million, of which 3,574,285 shares were sold by the Company for an aggregate offering price of $57.2 million, and 1,785,715 shares were sold by the selling stockholders for an aggregate offering price of $28.6 million. On February 3, 2011, the over-allotment option of 804,000 shares was exercised at a price of $16.00 per share for an aggregate of $12.9 million, all of which were sold by the Company, and the offering was completed with all of the shares subject to the registration statement having been sold.

As a result of the Company’s IPO and the exercise of the over-allotment option on February 3, 2011, both of which closed on February 7, 2011, the Company received net proceeds of approximately $64.2 million, after underwriting discounts and commissions of $4.9 million. In addition, the Company incurred other expenses associated with its IPO of approximately $3.0 million. From these proceeds, aggregate cumulative dividends to the holders of Epocrates’ Series B preferred stock were paid in full, in the amount of approximately $29.6 million. Upon the consummation of the IPO, the outstanding shares of the Company’s preferred stock were converted into an aggregate of 11,089,201 shares of common stock.

After the completion of the IPO on February 7, 2011, the Company amended its certificate of incorporation and increased its authorized number of shares of common stock to 100,000,000 and reduced the authorized number of shares of preferred stock to 10,000,000. The Company also established the par value of each share of common and preferred stock to be $0.001 per share.

Common Stock Split

An Amended and Restated Certificate of Incorporation for a 1-for-0.786 reverse split approved by the Company’s Board of Directors on November 18, 2010, was filed with the Delaware Secretary of State on January 28, 2011 and was effected upon the closing of the IPO. All information related to common stock, stock options, restricted stock units (“RSUs”) and earnings per share, as well as all references to preferred stock or preferred stock warrants as converted into common stock, has been retroactively adjusted to give effect to the reverse split.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses in the financial statements and accompanying notes. The Company is subject to uncertainties such as the impact of future events, economic and political factors and changes in the Company's business environment; therefore, actual results could differ from those estimates, and such differences could be material. Accordingly, the accounting estimates used in the preparation of the Company’s financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations and if material, the effects of changes in estimates are disclosed in the notes to the financial statements. Significant estimates and assumptions by management affect revenue recognition, the allowance for doubtful accounts, the subscription cancellations reserve, the carrying value of long-lived assets and goodwill, the depreciation and amortization period of long-lived assets, the provision for income taxes and related deferred tax accounts, the sales tax accrual, the build-out of the Company’s San Mateo facility, accounting for business combinations, stock‑based compensation expense and the fair value of the Company’s common stock and fair value of contingent consideration.

Out-of-Period Adjustments

In the fourth quarter of 2012, revenue has been reduced by $87 thousand for the correction of immaterial errors in deferred revenue balances, stock-based compensation has been reduced by $65 thousand for the correction of immaterial errors in additional paid-in capital and royalty expenses have been increased by $20 thousand for the correction of immaterial errors in accrued royalties. These errors reflect the cumulative correction of errors not material to historical or current year results.

The $87 thousand decrease in revenue reflects excess revenue recorded in the year ended December 31, 2011. The $65 thousand decrease in stock-based compensation reflects $35 thousand and $30 thousand of expense that should not have been recorded in the years ended December 31, 2011 and 2010, respectively. The $20 thousand increase in expense reflects $20 thousand of royalty expenses that should have been recorded in the year ended December 31, 2011. Based upon our evaluation of relevant factors related to this matter, we concluded that the uncorrected adjustments in our previously issued consolidated financial statements for any of the periods affected are immaterial and that the impact of recording the cumulative correction in the fourth quarter of 2012 is not material to our earnings for the full year ending December 31, 2012.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original or remaining maturity from the Company’s date of purchase of 90 days or less to be cash equivalents. Cash and cash equivalents were $58.9 million and $75.3 million as of December 31, 2012 and 2011, respectively.

Short-Term Investments

The Company has classified its short-term investments as available-for-sale securities. Epocrates may sell these securities at any time for use in current operations or other purposes, including as consideration for acquisitions and strategic investments. These securities are reported at fair value with any changes in market value reported as a part of comprehensive (loss) income.

Fair Value of Financial Instruments

The Company’s financial instruments, including cash equivalents, accounts receivable and accounts payable, are carried at cost, which approximates fair value because of the short-term nature of those instruments. The carrying value of the common stock warrant liability, which converted from a preferred stock warrant liability in 2011, (see "Note 11. Mandatorily Redeemable Convertible Preferred Stock") and contingent consideration (see "Note 6. Acquisitions and Dispositions") represents fair value. Based on borrowing rates available to the Company for loans with similar terms, the carrying value of borrowings, including the financing liability (see "Note 8. Financing Liability"), approximate fair value using Level 2 inputs, which are described below.

The Company measures and reports certain financial assets at fair value on a recurring basis, including its investments in money market funds and available-for-sale securities. The fair value hierarchy prioritizes the inputs into three broad levels:

Level 1 – Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

Level 3 – Inputs are unobservable inputs based on the Company’s assumptions.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash, cash equivalents, short-term investments and accounts receivable.

The Company limits its concentration of risk in cash equivalents and short-term investments by diversifying its investments among a variety of industries and issuers. The primary goals of the Company’s investment policy are, in order of priority, preservation of principal, liquidity and current income. The Company’s professional portfolio managers adhere to this investment policy as approved by the Company’s Board of Directors. Cash and cash equivalents and short-term investments are deposited at financial institutions or invested in securities that management believes are of high credit quality.

The Company’s investment policy permits investments only in fixed income instruments denominated and payable in U.S. dollars. Investments in obligations of the U.S. government and its agencies, money market instruments, commercial paper, certificates of deposit, bankers’ acceptances, corporate bonds of U.S. companies, municipal securities and asset-backed securities are allowed. The Company does not invest in auction rate securities, future contracts or hedging instruments. The Company’s policy also dictates that securities of a single issuer valued at cost at the time of purchase should not exceed 5% of the market value of the portfolio, or $1 million, whichever is greater, although securities issued by the U.S. Treasury and U.S. government agencies are specifically exempted from these restrictions. Issue size is typically greater than $50 million for corporate bonds. No single position in any issue can exceed 10% of that issue. The final maturity of each security within the portfolio shall not exceed 24 months.

The Company’s revenue and accounts receivable are derived primarily from clients in the healthcare industry (e.g., pharmaceutical companies, managed care companies and market research firms) within the U.S. For the years ended December 31, 2012, 2011 and 2010, no single client accounted for more than 10% of total revenues. There was one client that accounted for more than 10% of accounts receivable, net as of December 31, 2012 and one client accounted for 15% of accounts receivable, net as of December 31, 2011.

Allowance for Doubtful Accounts

The allowance for doubtful accounts reflects the Company’s best estimate of probable losses inherent in the Company’s receivables portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence. Historically, the Company has not experienced significant credit losses from its accounts receivable. The Company performs a regular review of its customers’ payment histories and associated credit risks and it does not require collateral from its customers.

Property and Equipment

Property and equipment, including equipment under capital leases, are stated at historical cost less accumulated depreciation and amortization. Depreciation and amortization expense is computed using the straight-line method over the estimated useful lives of the related assets. The useful lives of the property and equipment are as follows:

Computer equipment	36 months
Office equipment, furniture and fixtures	36 – 44 months
Software	36 months
Leasehold improvements	Shorter of useful life or lease term

Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Major additions and improvements are capitalized while repairs and maintenance that do not extend the life of the asset are charged to operations as incurred. Depreciation and amortization expense is allocated to both cost of revenues and operating expenses.

Software Development Costs

Software development costs incurred in conjunction with product development are charged to research and development expense until technological feasibility is established. Thereafter, until the product is released for sale, software development costs are capitalized and reported at the lower of unamortized cost or net realizable value of the related product. The Company does not consider a product in development to have passed the technological feasibility milestone until the Company has completed a model of the product that contains essentially all the functionality and features of the final product and has tested the model to ensure that it works as expected. The Company previously capitalized software development costs upon technical feasibility for the electronic health record (“EHR”) solution until it announced its decision to discontinue the EHR business. Capitalized costs incurred in the first quarter of 2012 up until the date of the announcement were reclassified to loss from discontinued operations in the Company’s consolidated statements of comprehensive (loss) income.

Internal Use Software and Website Development Costs

With regard to software developed for internal use and website development costs, the Company expenses all costs incurred that relate to planning and post-implementation phases of development. Costs incurred in the development phase are capitalized and amortized over the product’s estimated useful life which is generally three years. For the years ended December 31, 2012 and 2011, the Company capitalized $2.5 million and $2.4 million, respectively, of software development costs related to software for internal use and website development costs. Internal software development costs are generally amortized on a straight-line basis over three years beginning with the date the software is placed into service. Amortization of software developed for internal use was $2.2 million, $2.0 million and $1.7 million for the years ended December 31, 2012, 2011 and 2010, respectively. Amortization of internal use software is reflected in cost of revenues. Costs associated with minor enhancement and maintenance of the Company’s website are expensed as incurred.

Goodwill

In September 2011, the FASB issued new accounting guidance intended to simplify goodwill impairment testing. Entities will be allowed to perform a qualitative assessment on goodwill impairment to determine whether a quantitative assessment is necessary. For the year ended December 31, 2012, the Company prepared a qualitative assessment and determined a quantitative assessment is not necessary.

Goodwill is tested for impairment at the reporting unit level on an annual basis and whenever events or changes in circumstances indicate the carrying value may not be recoverable. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units and determining the fair value of each reporting unit when a qualitative assessment is performed. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows and determining appropriate discount and growth rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit which could trigger impairment.

For the Subscriptions and Interactive Services reporting unit, the Company performed its annual impairment test in December 2011 and determined that the undiscounted cash flow from the long-range forecast exceeded the carrying amount of goodwill, and therefore, no impairment was indicated. In December 2012, the Company performed a qualitative assessment as of December 31, 2012. To perform the qualitative analysis, the Company considered the impact of several key factors including general economic conditions, change in industry and competitive environment, market capitalization, earnings multiples, regulatory and political developments, overall performance and litigation. Based on the Company's review of these key factors, the Company determined that a quantitative assessment for 2012 was not necessary.

The EHR reporting unit included goodwill of $1.1 million that was recorded in conjunction with the acquisition of Caretools, Inc. In conducting the annual impairment test for 2011, the Company took into account that it had only recently entered a controlled release of its EHR product and that its revenue and subscriber estimates had not materialized. Based on the factors outlined above, the Company compared the fair value of the goodwill assigned to the EHR reporting unit against its carrying value. As a result of this analysis, the Company determined that the carrying value of the EHR goodwill exceeded its fair value at December 31, 2011 and recorded an impairment charge of $1.1 million to write down the carrying value of the goodwill associated with the EHR business to an estimated fair value of zero in 2011. The impairment charge is recorded in Impairment of Long-lived Assets and Goodwill in the Company’s consolidated statements of operations.

Impairment of Long-lived Assets

The Company evaluates long-lived assets for potential impairment whenever adverse events or changes in circumstances or business climate indicate that expected undiscounted future cash flows related to such long-lived assets may not be sufficient to support the net book value of such assets. An impairment charge exists when the carrying value of a long-lived asset exceeds its fair value. An impairment loss is recognized only if the carrying value of a long-lived asset is not recoverable and exceeds its fair value. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. There were no such impairment losses during the years ended December 31, 2012 or 2010. There was an impairment recorded during the year ended December 31, 2011.
As discussed earlier, the Company determined that revenue and subscriber estimates for its EHR offering had not materialized and discontinued further development of the EHR product and business in February 2012. As there was no assurance that the Company would be able to sell its EHR assets, the carrying value of these assets was written down to an estimated fair value of zero as of December 31, 2011.

Freestanding Preferred Stock Warrants

Freestanding warrants that are related to the Company’s Convertible Preferred Stock were classified as liabilities on the Company’s balance sheet through the year ended December 31, 2010. The warrants were subject to reassessment at each balance sheet date, and any change in fair value was recognized as a component of other income, net. The Company adjusted the liability for changes in fair value until the completion of its IPO which closed on February 7, 2011, at which time all preferred stock warrants were converted into warrants to purchase common stock, and accordingly, the liability was reclassified to stockholders’ equity (deficit).

Revenue Recognition

Stand-Alone Sales of Premium Subscriptions Services. The majority of healthcare professionals in the Company’s network use its free products and do not purchase any of the Company’s premium subscriptions. The Company generates revenue from the sale of premium subscription products. Subscription options include:

•	a subscription to one of three premium mobile products the Company offers that a member downloads to their mobile device;

•	a subscription to the Company’s premium online product or site licenses for access via the Internet on a desktop or laptop; and

•	license codes that can be redeemed for such mobile or online premium products.

Mobile subscription services and license codes contain elements of software code that reside on a mobile device and are essential to the functionality of the service being provided. For these services, revenue is recognized only when:

•	there is persuasive evidence that an arrangement exists, in the form of a written contract, amendments to that contract, or purchase orders from a third party;

•	delivery has occurred or services have been rendered;

•	the price is fixed or determinable after evaluating the risk of concession; and

•	collectability is probable based on customer creditworthiness and past history of collection.

•
Online products and site licenses do not contain any software elements that are essential to the services being provided. For these services, revenue is recognized using the same criteria as above; however, collectability only need be reasonably assured. When collectability is not reasonably assured, revenue is deferred until collection.

Subscriptions are recognized as revenue ratably over the term of the subscription as services are delivered. Billings for subscriptions typically occur in advance of services being performed; therefore these amounts are recorded as deferred revenue when billed. A license code allows a holder to redeem the code for a subscription. Typically, license codes must be redeemed within six to twelve months of issuance. When a license code is redeemed for a premium mobile product, revenue is recognized ratably over the term of the subscription. If a license code expires before it is redeemed, revenue is recognized upon expiration.

Extended payment terms beyond standard terms may cause a deferral of revenue until such amounts become due. Allowances are established for uncollectible amounts and potential returns based on historical experience.

If a paid member is unsatisfied for any reason during the first 30 days of the subscription and wishes to cancel the subscription, the Company provides a refund. The Company records a reserve based on estimated future cancellations using historical data. To date, such returns reserve has not been material and has been within management’s expectations.

Stand‑Alone Sales of Interactive Services. The Company also generates revenue by providing healthcare companies with targeted access to its member network through interactive services. These services include DocAlert clinical messaging services, virtual representative services, Epocrates market research services and formulary hosting services.

Interactive services do not contain any software elements that are essential to the services being provided; therefore, revenue is recognized when:

•	there is persuasive evidence that an arrangement exists, in the form of a written contract, amendments to that contract, or purchase orders from a third party;

•	delivery has occurred or services have been rendered;

•	the price is fixed or determinable after evaluating the risk of concession; and

•	collectability is reasonably assured based on customer creditworthiness and past history of collection.

DocAlert Clinical Messaging Services. DocAlert messages are short clinical alerts delivered to the Company’s members when they connect with the Company’s databases to receive updated content. Most of these DocAlert messages are not sponsored and include useful information for recipients such as new clinical studies, practice management information and industry guidelines. The balance of DocAlert messages are sponsored by the Company’s clients. Messages are targeted to all or a subset of physicians to increase the value and relevance to recipients. Clients contract with the Company to publish an agreed upon number of DocAlert messages over the contract period, typically one year. Each sponsored message is available to members for four weeks. Typically, clients are billed a portion of the contracted fee upon signing of the contract with the balance billed upon one or more future milestones. Because billings for clinical messaging services typically occur in advance of services being performed, these amounts are recorded as deferred revenue when billed. The messages to be delivered can be either asymmetrical, that is each message is delivered to a different target group of members, or symmetrical, that is each message is delivered to the same target group of members. As discussed in detail under multiple element arrangements below, the Company allocates consideration to each message based on the Company’s best estimate of sales price (“BESP”), and recognizes revenue ratably over the delivery period of each message.

Virtual Representative Services. The Company’s mobile promotional programs are designed to supplement and replicate the traditional sales model with services typically provided during representative interactions – product detailing, drug sample delivery, patient literature delivery and drug coverage updates. The Company’s pharmaceutical clients contract with the Company to make one or more of these services available to its members for a period of time, usually one year. Typically, clients are billed a portion of the contracted fee upon signing of the contract with the balance billed upon one or more future milestones. Because billings for virtual representative services typically occur in advance of services being performed, these amounts are recorded as deferred revenue when billed. Revenue is recognized ratably over the contracted term.

Epocrates Honors Market Research Services. The Company recruits healthcare professionals to participate in market research activities. Concurrently, this service offers market research specialists, marketers and investors the opportunity to survey their target audience. Typically, a customer will pay the Company a fee for access to a targeted group of its members whom they wish to survey. The Company pays a portion of this fee to the survey participants as an honoraria. Upon completion of the survey, which typically runs for about a month, the Company will bill the customer the entire amount due. The Company has concluded that it acts as the primary obligor. Accordingly, the Company recognizes the entire fee paid by its customers as revenue upon confirmation of completion of the survey, and the compensation paid by the Company to survey participants is recorded as a cost of revenue when earned by the participant.

Formulary Hosting Services. Healthcare professionals have the option to download health plan formulary lists for their geographic area or patient demographic at no cost. Clients, usually health insurance providers, contract with the Company to make their formulary available to the Company’s member base, typically for a one to three year period. Clients are typically billed up front on a quarterly or an annual basis. Because billings for formulary services typically occur in advance of services being performed, these amounts are recorded as deferred revenue when billed. Revenue is recognized ratably over the term of the contract.

Commission and royalty costs associated with products sold are expensed as incurred.

Multiple Element Arrangements. The Company often enters into arrangements that contain various combinations of services from the above described subscriptions and interactive services. The customer is charged a fee for the entire group of services to be provided. Clients are billed a percentage of the contracted fee upon signing the contract with the balance being billed upon achievement of certain milestones or upon a specific date. Most elements have a delivery period of one year, and in some cases up to 24 months, but the various elements may or may not be delivered concurrently.

The Company allocates revenue in an arrangement using BESP if a vendor does not have vendor specific objective evidence ("VSOE") of fair value or third-party evidence ("TPE") of fair value.

If the Company cannot establish VSOE of fair value, the Company then determines if it can establish TPE of fair value. TPE is determined based on competitor prices for similar deliverables when sold separately. The Company’s services differ significantly from that of its peers and its offerings contain a significant level of customization and differentiation such that the comparable pricing of products with similar functionality cannot be obtained. Furthermore, the Company is unable to reliably determine what similar competitor products’ selling prices are on a stand‑alone basis. Therefore, the Company is typically not able to determine TPE.

If both VSOE and TPE do not exist, the Company then uses BESP to establish fair value and to allocate total consideration to each element in the arrangement and consideration related to each element is then recognized ratably over the delivery period of each element. Any discount or premium inherent in the arrangement is allocated to each element in the arrangement based on the relative fair value of each element.

The objective of BESP is to determine the price at which the Company would transact a sale if the product or service were sold on a stand‑alone basis. The Company determines BESP for a product or service by considering multiple factors including an analysis of recent stand‑alone sales of that product, market conditions, competitive landscape, internal costs, gross margin objectives and pricing practices. As these factors are mostly subjective, the determination of BESP requires significant judgment. If the Company had chosen different values for BESP, the Company’s revenue and deferred revenue could have been materially different.

The Company has established a hierarchy to determine BESP. First, the Company considers recent stand-alone sales of each product. If the quantity of stand-alone sales is not substantive, the Company calculates BESP as a percentage discount off of the approved selling price as established by the Company’s pricing committee. This discount is calculated as the average discount in recent deals where the product was bundled with other products. If there are not a substantive number of deals where the product was bundled with other products, the Company uses the approved selling price as established by the Company’s pricing committee until the Company has sufficient history of transactions to compute BESP using either the stand-alone or bundled methodology discussed above.

Stock‑Based Compensation

For options granted on or after January 1, 2006, stock‑based compensation is measured at grant date based on the fair value of the award and is expensed on a straight-line basis over the requisite service period. For options granted prior to January 1, 2006, the Company will continue to recognize compensation expense on the remaining unvested awards under the intrinsic value method unless such grants are materially modified.

The Company will only recognize a tax benefit from stock-based awards in additional paid-in capital if an incremental tax benefit is realized after all other tax attributes currently available to the Company have been utilized. In addition, the Company has elected to account for the indirect effects of stock-based awards on other tax attributes, such as the research tax credit, through its statement of operations.

Equity instruments issued to non-employees are recorded at their fair value on the measurement date. The measurement of stock‑based compensation is subject to periodic adjustment as the underlying equity instruments vest. The fair value of options granted to consultants is expensed over the vesting period.

Research and Development

Research and development costs are expensed as incurred, except for certain internal use software development costs, which may be capitalized as noted above. Research and development costs include salaries, stock‑based compensation expense, benefits and other operating costs such as outside services, supplies and allocated overhead costs.

Advertising

Advertising costs are expensed as incurred and included in sales and marketing expense in the accompanying statements of operations. Advertising expense totaled $0.8 million, $0.9 million and $0.7 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Income Taxes

The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial statement and tax basis of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Sales Taxes

When sales and other taxes are billed, such amounts are recorded as accounts receivable with a corresponding increase to sales tax payable, respectively. The balances are then removed from the consolidated balance sheet as cash is collected from the customer and as remitted to the tax authority.

Net (Loss) Income Per Share

Basic (loss) income per share is computed by dividing net (loss) income available to common stockholders by the sum of the weighted average number of common shares outstanding during the period, net of shares subject to repurchase. Net (loss) income available to common stockholders is calculated using the two class method as net (loss) income less the preferred stock dividend for the period less the amount of net (loss) income (if any) allocated to preferred based on weighted preferred stock outstanding during the period relative to total stock outstanding during the period.

Diluted (loss) income per share gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted income per share does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings. The dilutive effect of outstanding stock options, warrants and restricted stock units (“RSUs”) is computed using the treasury stock method.

The following table sets forth the computation of basic and diluted net (loss) income per common share for the years ended
December 31, 2012, 2011 and 2010 (in thousands, except per share data):

	Years Ended December 31,
	2012	2011	2010
Numerator:
(Loss) income from continuing operations	$(1,753)	$5,253	$8,196
Loss from discontinued operations, net of tax	(1,666)	(8,826)	(4,393)
Net (loss) income	(3,419)	(3,573)	3,803
Less: Accrued dividend on Series B mandatorily redeemable convertible preferred stock plus an 8% non-cumulative dividend on Series A and Series C mandatorily redeemable convertible preferred stock	—	294	3,523
Less: Allocation of net income to participating preferred shares	—	—	167
Numerator for basic calculation	(3,419)	(3,867)	113
Undistributed earnings re-allocated to common stockholders	—	—	13
Numerator for diluted calculation	$(3,419)	$(3,867)	$126
Denominator:
Denominator for basic calculation, weighted average number of common shares outstanding	24,722	22,297	7,558
Dilutive effect of stock options, restricted stock units and warrants using the treasury stock method	—	1,578	1,587
Denominator for diluted calculation	24,722	23,875	9,145
Net (loss) income per share – basic
Continuing operations	$(0.07)	$0.23	$0.59
Discontinued operations, net of tax	(0.07)	(0.40)	(0.58)
Net (loss) income per share attributable to common stockholders	$(0.14)	$(0.17)	$0.01
Net (loss) income per share – diluted
Continuing operations	$(0.07)	$0.23	$0.59
Discontinued operations, net of tax	(0.07)	(0.40)	(0.58)
Net (loss) income per share attributable to common stockholders	$(0.14)	$(0.17)	$0.01

Diluted (loss) income per share would give effect to the dilutive impact of common stock equivalents which consists of convertible preferred stock and stock options and warrants (using the treasury stock method). Dilutive securities have been excluded from the diluted loss per share computations as such securities have an anti-dilutive effect on net (loss) income per share.

For the years ended December 31, 2012, 2011 and 2010, the following securities were not included in the calculation of fully diluted shares outstanding as the effect would have been anti-dilutive (in thousands):

	Years Ended December 31,
	2012	2011	2010
Common stock warrants (1)	5	11	18
Outstanding unexercised options and restricted stock units	4,092	3,034	3,138
Mandatorily redeemable convertible preferred stock	—	972	13,142
Total outstanding	4,097	4,017	16,298
(1)    Series B preferred stock warrants were converted to common stock warrants upon the Company's IPO in 2011.

Comprehensive (Loss) Income

Comprehensive (loss) income consists of two components: net (loss) income and other comprehensive (loss) income. Other comprehensive (loss) income refers to losses or gains that, under GAAP, are recorded as elements of stockholders’ equity (deficit) but are excluded from net (loss) income. The Company’s other comprehensive (loss) income consists of unrealized gains (losses) on available-for-sale securities. Comprehensive (loss) income as of December 31, 2012, 2011 and 2010 consists of the following components, net of related tax effects (in thousands):

	Years Ended December 31,
	2012	2011	2010
Net (loss) income	$(3,419)	$(3,573)	$3,803
Change in unrealized gain (loss) on available-for-sale securities, net of tax effect	1	(1)	—
Comprehensive (loss) income	$(3,418)	$(3,574)	$3,803

Recently Issued Accounting Guidance

In September 2011, the FASB issued new accounting guidance intended to simplify goodwill impairment testing. Entities are now allowed to perform a qualitative assessment on goodwill impairment to determine whether a quantitative assessment is necessary. This guidance was effective for the Company’s interim and annual periods beginning January 1, 2012. Early adoption of the standard was permitted. The Company adopted this standard for the annual period beginning January 1, 2012. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

In July 2012, the FASB issued new accounting guidance intended to simplify the testing of indefinite-lived intangible assets other than goodwill for impairment. Entities will be allowed to perform a qualitative assessment on indefinite-lived intangible assets (other than goodwill) to determine whether a quantitative assessment is necessary. This guidance will be effective for the Company’s interim and annual periods beginning January 1, 2013. The adoption of this guidance is not expected to have any impact on the Company’s financial position or the results of operations.

Segment Information

Previously, the Company had two reportable segments: (1) Subscriptions and Interactive Services and (2) EHR. On February 24, 2012, the Audit Committee of the Board of Directors of the Company, as authorized by the Board of Directors, approved the discontinuation of Epocrates’ EHR business. Upon such approval, the Company qualified for discontinued operations presentation under GAAP, and at such time, the EHR results were reported in loss from discontinued operations on the Company’s consolidated statements of comprehensive (loss) income. Prior period amounts have been revised in order to conform to the current period presentation. As a result of discontinuation of the EHR business, the Company operates only in the Subscriptions and Interactive Services segment subsequent to February 24, 2012. Substantially all of the Company’s revenues and all of the Company’s long-lived assets are located in the U.S.

3. Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (the “exit price”) in an orderly transaction between market participants at the measurement date. A three-level hierarchy is applied to prioritize the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs.

The fair value hierarchy prioritizes the inputs into three broad levels:

Level 1 – Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

Level 3 – Inputs are unobservable inputs based on the Company’s assumptions.

The following table represents the Company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2012, and December 31, 2011, and the basis of that measurement (in thousands):

As of December 31, 2012	Total Fair Value	Level 1	Level 2	Level 3
ASSETS
Money market funds	$905	$905	$—	$—
Short-term investments (See Note 4):
Obligations of U.S. government agencies	9,013	9,013	—	—
Obligations of U.S. corporations	6,952	—	6,952	—
Obligations of Non-U.S. corporations	3,336	—	3,336	—
Total short-term investments	19,301	9,013	10,288	—
TOTAL FINANCIAL ASSETS	$20,206	$9,918	$10,288	$—

As of December 31, 2011	Total Fair Value	Level 1	Level 2	Level 3
ASSETS
Money market funds	$10,035	$10,035	$—	$—
Agency bonds	275	—	275	—
Short-term investments (See Note 4):
Obligations of U.S. government agencies	6,219	6,219	—	—
Obligations of U.S. corporations	2,630	—	2,630	—
Obligations of Non-U.S. corporations	1,048	—	1,048	—
Total short-term investments	9,897	6,219	3,678	—
TOTAL FINANCIAL ASSETS	$20,207	$16,254	$3,953	$—

The Company’s financial instruments, including cash equivalents, accounts receivable and accounts payable, are carried at cost, which approximates fair value due to the short-term nature of those instruments.

Money market funds are considered Level 1 investments under the GAAP fair value hierarchy because fair value inputs are unadjusted quoted prices in active markets for identical assets or liabilities. As of March 31, 2012, obligations of U.S. government agencies are also considered Level 1 investments. The remainder of the Company’s short-term investments are considered Level 2 investments under the GAAP fair value hierarchy because the fair value inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

During the years ended December 31, 2012, and December 31, 2011, there were no transfers between Level 1 and Level 2 fair value instruments.

4. Short-Term Investments

Marketable securities are classified as available-for-sale. These securities are reported at fair value with any changes in market value reported as a part of comprehensive income. Premiums (discounts) are amortized (accreted) to interest income over the life of the investment. Marketable securities are classified as short-term investments if the remaining maturity from the date of purchase is in excess of 90 days.

The Company determines the fair value amounts by using available market information. As of December 31, 2012, and December 31, 2011, the average contractual maturity was less than 12 months and the contractual maturity of any single investment did not exceed 12 months.

As of December 31, 2012, and December 31, 2011, unrealized gains and losses on available-for-sale securities are summarized as follows (in thousands):

December 31, 2012	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Cash, Cash Equivalents and Available-for-Sale Securities
Obligations of U.S. government agencies	$9,013	$1	$(1)	$9,013
Obligations of U.S. corporations	6,953	—	(1)	6,952
Obligations of Non-U.S. corporations	3,336	—	—	3,336
Money market funds	905	—	—	905
Cash	58,039	—	—	58,039
	$78,246	$1	$(2)	$78,245
Amounts included in cash and cash equivalents	$58,944	$—	$—	$58,944
Amounts included in short-term investments	19,302	1	(2)	19,301
	$78,246	$1	$(2)	$78,245

December 31, 2011	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Cash, Cash Equivalents and Available-for-Sale Securities
Obligations of U.S. government agencies	$6,219	$1	$(1)	$6,219
Obligations of U.S. corporations	2,633	—	(3)	2,630
Obligations of Non-U.S. corporations	1,048	—	—	1,048
Agency bonds	275	—	—	275
Money market funds	10,035	—	—	10,035
Cash	65,016	—	—	65,016
	$85,226	$1	$(4)	$85,223
Amounts included in cash and cash equivalents	$75,326	$—	$—	$75,326
Amounts included in short-term investments	9,900	1	(4)	9,897
	$85,226	$1	$(4)	$85,223

As of December 31, 2012 and December 31, 2011, the Company’s cash equivalents were primarily in the form of money market funds, and the Company had no significant unrealized gains or losses on any of these investments. Cash equivalents were $0.9 million and $10.3 million as of December 31, 2012 and December 31, 2011, respectively.

5. Balance Sheet Components

The components of property and equipment, net as of December 31, 2012 and 2011 (in thousands) are as follows:

	December 31,
	2012	2011
Computer equipment and purchased software	$9,100	$9,955
Software developed for internal use	10,602	8,947
Furniture and fixtures	2,683	3,131
Leasehold improvements	2,185	2,112
	24,570	24,145
Less: Accumulated depreciation and amortization	(16,717)	(16,862)
	$7,853	$7,283

Depreciation and amortization expense for the years ended December 31, 2012, 2011 and 2010 was $4.0 million, $4.6 million million and $3.1 million, respectively.

The components of other accrued liabilities as of December 31, 2012 and 2011 (in thousands) are as follows:

	December 31,
	2012	2011
Accrued employee compensation	$3,135	3,021
Accrued market research honoraria	1,783	1,476
Accrued royalties payable	425	1,273
Other accrued expenses	4,178	3,830
	$9,521	$9,600

6. Acquisitions and Dispositions

Caretools, Inc. In connection with the acquisition of Caretools, Inc. on June 23, 2009, the Company recorded contingent consideration of $1.3 million on the acquisition date. This contingent consideration was based on an estimate of revenues to be generated from sales of products developed incorporating Caretools’ technology.

As a result of the Company’s decision to pursue strategic alternatives for the EHR business, the Company recorded an impairment charge to write down the carrying value of the contingent consideration liability associated with the EHR business to an estimated fair value of zero during the fourth quarter of 2011. The change in the fair value of the contingent consideration was primarily due to revised estimates of revenues to be derived from the acquired technologies of Caretools, Inc. As of December 31, 2011, the fair value of the contingent consideration liability was zero due to forecasted revenues of zero for the EHR business.

In June 2012, the Company sold certain assets related to the EHR iPad application to a third party pursuant to a purchase agreement that was not material to our condensed consolidated financial statements. The consideration received from the sale of the EHR iPad application together with all other miscellaneous wind-down costs resulted in a net loss of approximately $1.7 million for the twelve months ended December 31, 2012. The results of operations for the EHR business are recorded in loss from discontinued operations, net of tax, in the consolidated statements of comprehensive (loss) income for the year ended December 31, 2012 and 2011. The results of the EHR business for the twelve months ended December 31, 2012 and 2011 include tax benefits of $0.9 million and $5.3 million, respectively. Prior period amounts have been revised to conform to the current period presentation.

Modality, Inc. On November 12, 2010, the Company acquired 100% of the outstanding stock of Modality, Inc., in exchange for $13.8 million in cash. The Company acquired Modality for its current applications for the Apple iPod touch and Apple iPhone as well as its existing processes in place to develop additional applications.

MedCafe Inc. In connection with the acquisition of MedCafe on February 1, 2010, the Company recorded contingent consideration of $14.8 million on the acquisition date. This contingent consideration was based on an estimate of revenues to be generated from sales of products developed incorporating MedCafe technology. In 2011, the Company recorded a decrease in the contingent consideration liability resulting in a gain of approximately $5.9 million for the year ended December 31, 2011. The change in the fair value of the contingent consideration was primarily due to an agreement with the sellers in the second quarter of 2011 to settle the liability for $6.4 million.

7. Goodwill and Intangible Assets

Goodwill

Changes in the carrying value of goodwill were as follows (in thousands):

	Caretools	MedCafe	Modality	Total
Balance at December 31, 2010	$1,120	$9,620	$8,339	$19,079
Impairment	(1,120)	—	—	(1,120)
Balance at December 31, 2011	$—	$9,620	$8,339	$17,959
Balance at December 31, 2012	$—	$9,620	$8,339	$17,959
Intangible Assets

Intangible assets excluding goodwill consisted of the following (in thousands):

	December 31, 2012			December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Impairment	Net Carrying Amount
Technology	$11,260	$8,696	$2,564	$11,780	$5,015	$448	$6,317
Client relationships	30	30	—	60	34	26	—
Trademarks and trade name	40	40	—	50	31	9	10
Non-compete agreement	850	646	204	870	423	3	444
	$12,180	$9,412	$2,768	$12,760	$5,503	$486	$6,771

Amortization of intangible assets was $4.0 million, $4.2 million and $1.3 million for the years ended December 31, 2012, 2011 and 2010, respectively. Amortization of the acquired intangible assets is reflected in cost of revenues. Amortization for the year ending December 31, 2013 is expected to be approximately $2.8 million.

8. Financing Liability

In April 2010, the Company modified the terms of the building lease, i.e., those which previously resulted in the Company being considered the owner of the building for accounting purposes. Under the terms of the modified lease, the letter of credit that constituted continuing involvement was replaced with a cash security deposit. This provision allowed the Company to qualify for sale-leaseback accounting and to begin accounting for the lease as an operating lease. In connection with the sale-leaseback of the building, the Company wrote off the remaining asset value of the building, related accumulated depreciation and the financing liability. As a result, the Company recorded a gain on sale-leaseback of $1.7 million.

9. Income Taxes

For the year ended December 31, 2012, the Company recorded an income tax provision of approximately $0.8 million, which was comprised of a tax provision of $1.7 million allocated to continuing operations and a tax benefit of $0.9 million allocated to discontinued operations. For the year ended December 31, 2011, the Company recorded an income tax provision of approximately $2.2 million, which was comprised of a tax provision of approximately $3.1 million allocated to continuing operations and a tax benefit of $5.3 million allocated to discontinued operations. For the year ended December 31, 2010, the Company recorded a tax provision of approximately $5.2 million, which was comprised of a tax provision of approximately $8.8 million allocated to continuing operations and a tax benefit of approximately $3.6 million allocated to discontinued operations.

The Company’s effective income tax expense differs from the expense computed using statutory tax rates for the years ended December 31, 2012, 2011 and 2010 as follows (in thousands):

	Years Ended December 31,
	2012	2011	2010
Tax computed at the federal statutory rate	$(18)	$2,826	$5,973
State tax, federally effected	19	173	1,212
Stock compensation	1,459	21	1,080
Tax credits	(261)	(131)	(152)
State rate adjustment	(21)	15	764
Meals & entertainment	72	75	49
Transaction costs	146	—	35
Uncertain tax positions	6	8	14
Return to provision	60	40	(80)
Rate differential	—	2	(80)
Valuation allowance	237	31	—
Income tax provision	$1,699	$3,060	$8,815

The provision for income taxes for the years ended December 31, 2012, 2011 and 2010 are as follows (in thousands):

	Years Ended December 31,
	2012	2011	2010
Current tax expense (benefit):
Federal	$(566)	$3,539	$4,194
State	86	495	508
	(480)	4,034	4,702
Deferred tax expense (benefit):
Federal	2,058	(584)	1,987
State	121	(390)	2,126
	2,179	(974)	4,113
Income tax provision	$1,699	$3,060	$8,815

The Company recorded an income tax benefit from discontinued operations of $0.9 million, $5.3 million and $3.6 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Significant components of the Company’s deferred tax assets and liabilities from federal and state income taxes as of December 31, 2012 and 2011 are as follows (in thousands):

	December 31,
	2012	2011
Deferred tax assets:
Net operating losses	$1,420	$1,300
Tax credits	2,039	911
Deferred revenue	4,186	7,021
Stock compensation	2,174	3,718
Accrued expenses	849	1,388
Charitable contributions	20	—
Total deferred tax assets	10,688	14,338
Valuation allowance	(904)	(668)
	9,784	13,670
Fixed assets	(1,902)	(2,126)
Intangible assets	(1,709)	(2,875)
Net deferred tax assets	$6,173	$8,669

The Company recorded increases in the valuation allowance of approximately $0.2 million and $0.5 million during December 31, 2012 and 2011, respectively. The increase in the valuation allowance in 2012 was recorded against state deferred tax assets related to certain research and development credits for which the Company has determined it is more likely than not that such deferred tax assets will not be realized in the future.

At December 31, 2012, the Company had federal and state tax net operating loss carryforwards before the valuation allowance and before the excess tax benefit of $2.6 million and $17.1 million, respectively. Of these amounts, $0.7 million and $3.0 million is associated with windfall tax benefits and will be recorded as additional paid-in capital when realized. The federal and state net operating losses will begin to expire in 2019 and 2014, respectively. At December 31, 2012, the Company had federal and state research tax credit carryforwards of $2.0 million and $1.7 million, respectively. Of these amounts, $0.2 million and zero, respectively, is associated with windfall tax benefits and will be recorded as additional paid-in capital when realized. The federal research credit carryforward begins to expire in 2028. The state research credit carryforwards do not expire. At December 31, 2012, the Company had federal alternative minimum tax ("AMT") credit carryforwards of $0.7 million which are associated with windfall tax benefits and will be recorded as additional paid-in capital when realized. The federal AMT credit carryforwards do not expire.

At December 31, 2012, the Company's unrecognized tax benefit totalled $1.2 million, of which $1.1 million, if recognized, would affect the Company's effective tax rate. The Company will recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense.

The rollforward of gross unrecognized tax benefits is as follows (in thousands):

Balance as of January 1, 2010	$668
Additions based on tax positions related to the current year	142
Additions for tax positions of prior years	—
Additions related to Modality acquisition	83
Reductions for tax positions of prior years	(2)
Settlements	—
Balance as of December 31, 2010	891
Additions based on tax positions related to the current year	236
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	(1)
Settlements	—
Balance as of December 31, 2011	1,126
Additions based on tax positions related to the current year	97
Additions for tax positions of prior years	1
Reductions for tax positions of prior years	(1)
Settlements	—
Balance as of December 31, 2012	$1,223

As of December 31, 2012, the amount of interest and penalties associated with the unrecognized tax benefits were insignificant. The Company does not expect any significant increases or decreases to its unrecognized tax benefits within the next 12 months.

The Company is subject to federal and state income tax in the jurisdictions in which the Company operates. The tax years that remain subject to examination are 2009 for federal income taxes and 2008 for state income taxes. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses or tax credits were generated and carried forward and make adjustments up to the amount of the net operating losses or credit carryforward amount.

The Company completed an examination of its 2007 and 2008 California state tax returns during December 2010 with no adjustment. The Company is currently under examination in Florida. The Company is not currently under examination in any other jurisdictions.

On January 2, 2013, the American Taxpayer Relief Act of 2012 was enacted. The Act included several provisions related to corporate income tax including the reinstatement of the credit for qualified research and development. The credit was reinstated

for years beginning after January 1, 2012. As the law was not enacted until after December 31, 2012, the federal research credit will not be recognized until the first quarter of 2013.

Note: prior period amounts have been revised to conform to current period presentation, which reflects the EHR business as a discontinued operation.

10. Commitments and Contingencies

The following table summarizes our contractual obligations as of December 31, 2012 and the years in which these obligations are due (in thousands):

	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Operating lease obligations	$4,503	$2,565	$1,938	$—	$—
Minimum royalty and content license fee commitments	7,980	6,152	1,828	—	—
Uncertain tax positions (1)	1,223	—	—	—	1,223
Total	$13,706	$8,717	$3,766	$—	$1,223

(1)	Represents uncertain tax positions for which we could not make a reasonable estimate of the amount or the exact period of related future payments. Refer to Note 9. Income Taxes.

Operating Lease Obligations

Operating leases primarily consist of office space but also include several pieces of office equipment. The Company leases one office space in Ewing, New Jersey; one in San Mateo, California; and one in Durham, North Carolina under non-cancellable operating leases which expire in March 2014, December 2014 and December 2014, respectively. Rent expense for the years ended December 31, 2012, 2011 and 2010 was $2.7 million, $2.5 million and $2.0 million, respectively. Future minimum lease payments under these leases as of December 31, 2012 are shown above.

Minimum Royalty and Content License Fee Commitments

The Company’s royalty and license fee expenses consist of fees that the Company pays to branded content owners for the use of their intellectual property. Royalty and license fee expenses are expensed as incurred.

The Company’s contracts with some licensors include minimum guaranteed royalty payments, which are payable regardless of the ultimate sales of subscriptions. Because significant performance remains with the content owner, including the obligation on the part of the content owner to keep its content accurate and up to date, the Company records royalty payments as a liability when incurred, rather than upon execution of the agreement.

Typically, the terms of the Company’s royalty agreements call for the Company to pay the content owner either a percentage of sales of subscription products that use such content or are based upon the number of members to subscription products that use such content. However, certain royalty agreements require payment to content owners only after funds are received from the Company’s customers. Payments are due within 30-45 days of the designated royalty period, which is typically either three or six months. Royalty agreements require the Company to report subscription sales data as well as data regarding the number of members for subscription products that use such data. Royalty agreements may initially be signed for multi-year terms, typically two to four years, but revert to automatically renewable one-year agreements after the initial contract term expires.

Actual royalty expense under such royalty agreements was $3.8 million, $4.2 million and $3.2 million for the years ended December 31, 2012, 2011 and 2010, respectively. Future minimum payments under various royalty and license fee agreements with vendors as of December 31, 2012 are shown above.

Legal Matters

On January 11, 2013, a complaint was filed in San Mateo County Superior Court captioned Bushansky v. Epocrates, Inc., et al., Case No. 519078, on behalf of a putative class of Epocrates' shareholders against Epocrates and each member of the Epocrates board challenging the proposed merger with athenahealth. On January 25, 2013, a similar complaint was filed in San Mateo County Superior Court captioned DeJoice v. Epocrates, et al., Case No. 519461. This complaint alleges similar allegations against Epocrates and each member of the Epocrates board and includes a claim against athenahealth, for aiding and abetting a breach of fiduciary duty. On January 31, 2013, the Bushansky complaint was amended to include additional allegations. Plaintiffs allege, among other things, that the Epocrates directors breached their fiduciary duties by allegedly agreeing to sell Epocrates at an unfair and inadequate price, by allegedly failing to take steps to maximize the sale price of Epocrates and by allegedly making material omissions to the preliminary proxy statement dated January 25, 2013. The complaints seek to enjoin the merger, other equitable relief and money damages. On March 5, 2013, Epocrates and the plaintiffs signed a memorandum of understanding in which the parties agreed to enter into a stipulation of settlement whereby the plaintiffs and all class members will release all claims related to the merger in exchange for Epocrates filing a supplement to its definitive proxy statement regarding the merger with athenahealth with the Securities and Exchange Commission in which the Company will make additional disclosures regarding the merger agreement and an agreement to negotiate in good faith regarding the amount of attorneys' fees and expenses for which plaintiffs may seek approval from the Court. The Company expects this range to be between $0.3 million to $0.6 million; however, its maximum exposure for its defense and the plaintiffs' costs is the Company's insurance deductible of $0.5 million.

On March 1, 2013, a complaint was filed in the United States District Court for the Northern District of California captioned Police and Fire Retirement System of the City of Detroit v. Epocrates, Inc. et al., Case No. 5:13cv945, on behalf of a putative class of Epocrates' stockholders against Epocrates and its officers and directors. The complaint asserts claims under sections 11, 12 and 15 of the Securities Act of 1933 on behalf of all stockholders that purchased Epocrates stock in its Initial Public Offering and claims under sections 10(b) and 20 of the Securities Exchange Act of 1934 on behalf of all stockholders that purchased shares between the IPO and August 9, 2011. The complaint alleges that Epocrates made false or misleading statements with respect to the fact that Epocrates' pharmaceutical clients were awaiting guidance from the Food and Drug Administration on the use of advertising and social media, which caused the clients to delay spending on marketing and negatively impacted Epocrates' sales and revenue growth. The complaint seeks money damages, costs and expenses.
From time to time, the Company may be involved in lawsuits, claims, investigations and proceedings, consisting of intellectual property, commercial, employment and other matters, which arise in the ordinary course of business. In accordance with GAAP, the Company records a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions are reviewed at least quarterly and adjusted to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Litigation is inherently unpredictable. If any unfavorable ruling were to occur in any specific period or if a loss becomes probable and estimable, there exists the possibility of a material adverse impact on the Company’s results of operations, balance sheet or cash flows.

Indemnification

The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to the agreements, each party may indemnify, defend and hold the other party harmless with respect to such claim, suit or proceeding brought against it by a third party for certain claims identified in such agreements. The term of these indemnification agreements is generally perpetual any time after execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. Historically, the Company has not been obligated to make significant payments for these obligations and no liabilities have been recorded for these obligations on the condensed consolidated balance sheets as of December 31, 2012, or December 31, 2011.

The Company also indemnifies its officers and directors for certain events or occurrences, subject to certain limits, while the officer or director is or was serving at the Company’s request in such capacity. The maximum amount of potential future indemnification is unlimited; however, the Company has a Director and Officer Insurance Policy that limits its exposure and enables the Company to recover a portion of any future amounts paid. Historically, the Company has not been obligated to make any payments for these obligations and no liabilities have been recorded for these obligations on the condensed consolidated balance sheets as of December 31, 2012, or December 31, 2011.

11. Mandatorily Redeemable Convertible Preferred Stock

On February 1, 2011, the Company’s registration statement on Form S-1 for its IPO was declared effective by the SEC and on February 7, 2011, the Company closed its IPO. As a result of the IPO, the Company’s mandatorily redeemable convertible preferred stock was automatically converted into common stock.

The following table summarizes information related to the Company’s mandatorily redeemable convertible preferred stock prior to conversion into common stock (in thousands, except par value):

Series	Par Value	Shares Authorized	Shares Outstanding	Liquidation Preference	Proceeds Net of Issuance Costs
A	$0.001	5,050	4,195	$4,195	$4,150
B	0.001	6,250	6,217	64,830	35,455
C	0.001	4,004	2,730	4,348	4,302
		15,304	13,142	$73,373	$43,907

The Series A and C mandatorily redeemable convertible preferred stock converted on a 1:0.786 basis into common stock while the Series B mandatorily redeemable convertible preferred stock converted on a 1:0.908 basis.

Dividends

Holders of Series B Preferred Stock are entitled to receive dividends, in preference to the holders of Series A Preferred Stock, Series C Preferred Stock and common stock, at the simple rate of 8% of the original issue price of $5.71 on each outstanding share of Series B Preferred Stock. The dividends are cumulative and shall be payable, in cash or stock, as determined by the Board of Directors, only upon any consolidation or merger of the Company in which in excess of 50% of the Company's voting power is transferred; the sale, lease or other disposition of all or substantially all of the assets of the Company; upon the automatic conversion in connection with either an initial public offering or the requisite vote of the outstanding preferred stock; or upon the first redemption date. The Company accrued dividends related to Series B Preferred Stock of $2.8 million for the year ended December 31, 2010 and $0.3 million for the three month period ended March 31, 2011. From the proceeds of the IPO, aggregate cumulative dividends of $29.6 million were paid in full to the holders of the Company’s Series B Preferred Stock.

Convertible Preferred Stock Warrants

In June 2000, the Company had issued a warrant to purchase 18,214 shares of Series B Preferred Stock at $5.71 per share. Outstanding warrants were classified as liabilities, which were adjusted to fair value at each reporting period until the earlier of their exercise or expiration or the completion of a liquidation event, including the completion of an IPO. The Company recorded a decrease to general and administrative expense of $15,549 for the year ended December 31, 2009 and an increase to general and administrative expense of $32,752 for the year ended December 31, 2010, to reflect a change in the fair value of these outstanding warrants. Upon the consummation of the IPO in February 2011, the preferred stock warrant was automatically converted to a warrant to purchase shares of common stock in accordance with the terms of the warrant agreement and the warrant was reclassified to stockholders’ equity.

12. Common Stock

As of December 31, 2012 and 2011, the Company was authorized to issue 100 million shares of $0.001 par value common stock. Reserved shares of common stock were as follows (in thousands):

	December 31,
	2012	2011
Warrants	17	17
Options	3,655	4,684
Restricted stock units	421	137
Total outstanding	4,093	4,838

Repurchase of Common Stock

During the year ended December 31, 2010, certain individuals, including current employees, former employees, and former directors, entered into binding agreements to sell common stock held by them to one of various accredited investors. During the year ended December 31, 2010, the Company exercised its right of first refusal for an additional 0.4 million shares at contracted prices ranging from $6.42 to $11.43 for an aggregate purchase price of $3.5 million. The shares repurchased were subsequently retired. In connection with the retirement of these shares, $2.6 million, representing the difference between the repurchase price and the average original issuance price of the retired shares was recorded to accumulated deficit.

Common Stock Warrants

Upon the consummation of the IPO in February 2011, the preferred stock warrant was automatically converted to a warrant to purchase shares of common stock in accordance with the terms of the warrant agreement and the warrant was reclassified to stockholders’ equity. As of December 31, 2012, there were 17 common stock warrants outstanding at an exercise price of $6.29.

13. Equity Award Plans

In August 1999, the Company’s Board of Directors adopted and the stockholders approved, the 1999 Stock Option Plan (“1999 Plan”). In May 2009, the Board of Directors adopted and the stockholders approved, an amendment and restatement of the 1999 Plan, the 2008 Equity Incentive Plan (“2008 Plan”). In July 2010, the Company’s Board of Directors adopted the 2010 Equity Incentive Plan (“2010 Plan,” and together with the 1999 Plan and the 2008 Plan, the “Plans”). The 2010 Plan was most recently amended by the Board of Directors on December 22, 2010, and was approved by the Company’s stockholders on January 5, 2011. The 2010 Plan became effective upon the completion of the IPO. Awards granted from May 2009 but before the completion of the IPO continue to be governed by the 2008 Plan. All outstanding stock awards granted prior to May 2009 continue to be governed by the terms of the Company’s 1999 Plan.

The 2010 Plan provides for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock awards, RSU awards, performance stock awards and other stock awards. In addition, the 2010 Plan provides for the grant of performance cash awards. The Company may issue incentive stock options (“ISOs”) only to its employees. Non-qualified stock options (“NQSOs”) and all other awards may be granted to employees, directors and consultants. ISOs and NQSOs are granted to employees with an exercise price equal to the market price of the Company’s common stock at the date of grant, as determined by the Company’s Board of Directors, or its designee. Stock options granted to employees generally have a contractual term of ten years and vest over five years of continuous service, with 25% of the stock options vesting on the one-year anniversary of the service inception date or grant date and the remaining 75% vesting in equal monthly installments over the 48-month period thereafter.

The number of shares of the Company’s common stock reserved for issuance under the 2010 Plan will automatically be increased annually on January 1st of each year, starting on January 1, 2012 and continuing through January 1, 2014, by the lesser of (a) 4% of the total number of shares of common stock outstanding on the last day of the preceding calendar year, (b) 1,965,000 shares of common stock or (c) a number determined by the Company’s Board of Directors that is less than (a) or (b).

As of December 31, 2012, the Company had reserved approximately 6.9 million shares of common stock for issuance under the Plans.

Stock Options

A summary of stock option activity under the Plans for the years ended December 31, 2010, 2011 and 2012 is as follows (in thousands, except weighted average exercise price):

	Options Outstanding
	Number of Options	Weighted Average Exercise Price	Weighted Average Contractual Term (Years)	Aggregate Intrinsic Value
Balances, January 1, 2010	5,918	$7.89	7.26	$18,790
Granted	1,629	13.39
Forfeited, canceled or expired	(636)	10.73
Exercised	(664)	4.04
Balances, December 31, 2010	6,247	$9.44	7.23	$28,424
Options vested and expected to vest at December 31, 2010	5,957	$9.27	7.12	$28,141
Options exercisable at December 31, 2010	3,348	$6.82	5.67	$24,007
Granted	527	$15.08
Forfeited, canceled or expired	(1,006)	12.53
Exercised	(1,084)	3.22
Balances, December 31, 2011	4,684	$10.85	5.32	$4,318
Options vested and expected to vest at December 31, 2011	4,524	$10.73	5.19	4,318
Options exercisable at December 31, 2011	3,328	$9.83	3.95	4,317
Granted	1,992	$8.72
Forfeited, canceled or expired	(2,534)	12.06
Exercised	(487)	3.51
Balances, December 31, 2012	3,655	$9.82	7.53	$3,059
Options vested and expected to vest at December 31, 2012	3,184	$9.95	7.26	$2,862
Options exercisable at December 31, 2012	1,752	$10.44	5.81	$2,257

The intrinsic value of options exercised during the years ended December 31, 2012, 2011 and 2010 was $2.6 million, $9.2 million and $7.9 million, respectively. The weighted average grant date fair value of options granted for the years ended December 31, 2012, 2011 and 2010 was $4.07, $6.96 and $5.96, respectively.

The following table summarizes information about stock options outstanding as of December 31, 2012 (in thousands, except weighted average exercise price):

	Options Outstanding			Options Vested
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.20-$5.50	356	2.61	$2.88	355	$2.88
$5.50-$10.17	2,195	8.76	$8.71	511	$9.36
$10.17-$12.11	144	5.03	$11.73	122	$11.90
$12.11-$13.26	336	5.06	$13.25	336	$13.25
$13.26-$13.99	411	7.52	$13.53	290	$13.46
$13.99-$22.97	213	8.34	$19.10	138	$19.43
	3,655	7.51	$9.82	1,752	$10.44

Restricted Stock Units

The value of RSUs granted is determined using the fair value of the Company’s common stock on the date of grant. RSUs typically vest in monthly installments over a period of three to four years, but are released only after all RSUs have been vested on a date of the employee’s choosing. Compensation expense is recorded ratably on a straight-line basis over the requisite service period. The following table summarizes all RSU activity for the years ended December 31, 2010, 2011 and 2012 (in thousands except weighted average grant date fair value):

	Number of RSUs Outstanding	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Balances at January 1, 2010	49	2.49	$506
Awarded	149
Forfeited or canceled	(30)
Balances at December 31, 2010	168	2.67	$2,346
RSUs vested and expected to vest at December 31, 2010	119	2.65	$1,663
Awarded	20
Released	(17)
Forfeited or canceled	(34)
Balances at December 31, 2011	136	1.74	$1,072
RSUs vested and expected to vest at December 31, 2011	122	1.70	798
Awarded	441
Released	(45)
Forfeited or cancelled	(110)
Balances, December 31, 2012	422	2.29	$3,716
RSUs vested and expected to vest at December 31, 2012	288	1.99	$2,544

The fair value of option and RSU grants that vested during the years ended December 31, 2012, 2011 and 2010 was $2.3 million, $6.5 million and $5.8 million, respectively.

14. Stock-Based Compensation

The following table summarizes all stock-based compensation charges for the year ended December 31, 2012, 2011 and 2010 (in thousands):

	Twelve Months Ended December 31,
	2012	2011	2010
Stock-based compensation expense	$4,317	$7,805	$5,962
Stock-based compensation associated with outstanding repriced options	17	(463)	394
Total stock-based compensation	$4,334	$7,342	$6,356

Stock-based compensation per the table above includes $74 thousand of expense that has been recorded in loss from discontinued operations, net of tax, for the year ended December 31, 2012. Stock-based compensation expense for the year ended December 31, 2011 includes a charge of approximately $1.5 million related to modification of the terms of the stock options held by certain directors who resigned from the Board of Directors.

The Company uses the Black-Scholes option pricing model to estimate the fair value of stock options and RSUs. This model requires the input of highly subjective assumptions including the expected term of the stock option, expected stock price volatility and expected forfeitures. The Company used the following assumptions:

	Twelve Months Ended December 31,
	2012	2011	2010
Dividend yield	—	—	—
Expected volatility	55%-58%	50%-60%	51%-52%
Risk-free interest rate	.60%-1.09%	.94%-2.14%	1.20%-2.30%
Expected life of options (in years)	4.25-4.50	4.50-5.00	4.50-4.75
Weighted-average grant date fair value	$4.07	$6.96	$5.96

The assumptions above are based on multiple factors, including historical exercise patterns of relatively homogeneous groups with respect to exercise and post-vesting termination behaviors, expected future exercising patterns for these same homogeneous groups and the volatility of similar public companies in terms of type of business, industry, stage of life cycle, size and geographical market. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury Constant Maturity Rate as of the date of grant.

Cash proceeds from the exercise of stock options were $1.7 million, $3.5 million and $2.7 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Compensation expense is recognized ratably over the requisite service period. At December 31, 2012, there was $5.1 million of unrecognized compensation cost related to options and $1.8 million of unrecognized compensation cost related to RSUs, which is expected to be recognized over a weighted average period of 3.6 years and 3.5 years, respectively.

For options that are exercised after they are vested and for RSUs that are released, the Company’s policy is to issue new shares immediately upon exercise or release. The issuance of these new shares is from the Company’s pool of common stock reserved for future issuance as approved by the Company’s stockholders. As of December 31, 2012, the Company had reserved 6.9 million shares of common stock for issuance under the Plans.

Stock‑Based Compensation Associated With Outstanding Repriced Options

In November 2003, the Company’s Board of Directors approved a stock option repricing program. Under this program, eligible employees could elect to exchange certain outstanding stock options with an exercise price greater than or equal to $1.00 for a new option to purchase the same number of shares of common stock. As of the cancellation date, the Company had accepted 0.7 million shares for exchange and 0.7 million stock options were granted six months and one day after they were exchanged for an average exercise price of $0.32.

Because of the subsequent reassessment of the fair market value of the common stock, the options repriced became subject to variable accounting, which requires all such vested options repriced be marked to market until such options are cancelled, expire, or are exercised. For the year ended December 31, 2012, the Company did not record a material adjustment related to these repriced options. The Company recorded a decrease to expense related to these repriced options of $0.5 million during the year ended December 31, 2011. The impact of the change in fair value related to repricing during the year ended December 31, 2010 was a reduction to expense of $0.4 million.

15. Employee Benefit Plans

The Company sponsors a 401(k) defined contribution plan covering all employees. The Board of Directors determines contributions made by the Company annually. The Company made no contributions under this plan for the years ended December 31, 2012, 2011 and 2010.

16. Segment Information

Historically, the Company was organized as one segment. Beginning in 2010, the Company organized its operations into two operating segments: Subscriptions and Interactive Services, and Electronic Health Records. On February 24, 2012, the Board of Directors of Epocrates approved the discontinuation of Epocrates' EHR product. In connection with this decision, Epocrates recorded an impairment charge of approximately $8.5 million in its fourth quarter of 2011, which represented the write-down of the carrying value of the goodwill, intangible and other long-lived assets related to the EHR product to their estimated fair value of zero. This charge, along with the results for the EHR business, are now recorded in loss from discontinued operations, net of tax, in the Company's consolidated statements of comprehensive (loss) income for the years ended December 31, 2012 and 2011, and prior period results have been revised to conform to the current period presentation. The Company is now organized as one operating segment.

The Company presents its segment information along the same lines that its Chief Operating Decision Maker (“CODM”) reviews the Company’s operating results in assessing performance and allocating resources. The Subscriptions and Interactive Services operating segment markets its services to clients in the healthcare, pharmaceutical and insurance industries primarily located in the United States. The Company’s CODM does not review asset or liability information related to the Company's separate product lines on a segment basis, nor does the CODM review separate operating results attributable to those lines, and therefore, no such information is presented. All of the Company's long-lived assets are located in the United States.

17. Quarterly Results of Operations

The following table sets forth selected unaudited quarterly statements of operations data for the eight quarters ending March 31, 2011 through December 31, 2012. The information for each of these quarters has been prepared on the same basis as our audited financial statements and, in the opinion of management, includes all adjustments necessary for a fair statement of the results of operations for such periods. This data should be read in conjunction with the financial statements and related notes.

	Three Months Ended
	March 31, 2012	June 30, 2012 (1)	September 30, 2012 (2)	December 31, 2012 (3)
	(in thousands, except per share information)
Total revenues, net	$27,531	$26,824	$26,025	$30,780
Gross profit	17,244	15,875	15,222	19,130
Net loss	(1,438)	(399)	(608)	(973)
Net loss per common share - basic (4)	(0.06)	(0.02)	(0.02)	(0.04)
Net loss per common share - diluted (4)	(0.06)	(0.02)	(0.02)	(0.04)
	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2011 (5)	2011	2011 (6)	2011
	(in thousands, except per share information)
Total revenues, net	$29,177	$27,860	$26,595	$29,689
Gross profit	19,787	18,092	16,312	18,938
Gain on settlement and change in fair value of contingent consideration (7)	506	(6,439)	—	—
Net (loss) income	(1,125)	3,393	686	(6,527)
Net (loss) income per common share - basic (4)	(0.08)	0.14	0.03	(0.27)
Net (loss) income per common share - diluted (4)	(0.08)	0.13	0.03	(0.27)

(1)
During the second quarter of 2012, the Company recorded correcting entries to increase operating expenses by $51 thousand for the correction of immaterial errors in accrued expenses in the three months ended June 30, 2012.

(2)
During the third quarter of 2012, the Company recorded a correcting entry to reduce stock-based compensation expense by $32 thousand for the correction of immaterial errors in additional paid-in capital for the three months ended September 30, 2012.

(3)
During the fourth quarter of 2012, the Company recorded correcting entries to reduce revenue by $87 thousand for the correction of immaterial errors in deferred revenue balances, to reduce stock-based compensation expense by $106 thousand for the correction of immaterial errors in additional paid-in capital, to increase royalty expenses by $39 thousand for the correction of immaterial errors in accrued royalties and to increase sales tax expense by $106 thousand for the correction of immaterial errors in other assets.

(4)	Net (loss) income per share for the four quarters of each fiscal year may not sum to the total for the fiscal year because of the different number of shares outstanding during each period.

(5)
During the first quarter of 2011, the Company recorded correcting entries to increase consulting expenses by $36 thousand for the correction of immaterial errors in accrued expenses and to increase revenue by $88 thousand for the correction of immaterial errors in deferred revenue.

(6)
During the third quarter of 2011, the Company recorded correcting entries to increase royalty and consulting expenses by $127 thousand for the correction of immaterial errors in capitalization of costs related to internal use software.

Management does not believe the misstatements or correcting adjustments described in footnotes one to three, five and six above are material to any previously issued interim or annual financial statements or to the results for the year ended December 31, 2012.

(7)	For the three months ended June 30, 2011, includes a $6.4 million gain relating to the settlement of the contingent consideration liability with the sellers of MedCafe, Inc., a company that Epocrates acquired in 2010.

The Company's revenue is generally highest in the fourth quarter of each calendar year, primarily as a result of the annual budget approval processes of many of its customers in the pharmaceutical industry, and this trend is expected to continue. The Company may also experience fluctuations in its quarterly results, due to factors including, but not limited to, the timing of revenue recognition, its ability to retain and attract new customers and the general economic and regulatory environment in the U.S. Due to these factors, management believes that quarter-to-quarter comparisons of operating results are not meaningful and should not be relied upon as an indication of future performance.

18. Related Party Transactions

The Company recorded revenue from two advertising agencies (on behalf of their clients) whose parent company's Chief Executive Officer is a member of the Company's Board of Directors. The Company recorded revenue from these entities of $1.8 million, $5.1 million and $0.3 million for the years ended December 31, 2012, 2011 and 2010, respectively. There were accounts receivable from these entities of approximately $2.8 million as of December 31, 2012, and $1.0 million as of December 31, 2011.

The Company recorded revenue from an affiliate of an investment bank firm whose representative is a former member of the Epocrates Board of Directors. The Company recorded no revenue from this entity for the year ended December 31, 2012, and recorded approximately $0.1 million and $0.2 million for the years ended December 31, 2011 and 2010 respectively.

The Company recorded revenue from a pharmaceutical company who has a director who is also a member of the Company's Board of Directors. The Company recorded no revenue from this company for the year ended December 31, 2012, and recorded $0.2 million for both the years ended December 31, 2011 and 2010.

19. Subsequent Event

On January 7, 2013, the Company entered into a definitive agreement with athenahealth, Inc. ("athenahealth"), a leading provider of cloud-based electronic health record, or EHR, practice management and care coordination services to medical groups and health systems, pursuant to which, upon the terms and subject to the conditions set forth therein, the Company would merge with and into a wholly-owned subsidiary of athenahealth and continue on as a surviving entity and wholly-owned subsidiary of athenahealth. The completion of the proposed acquisition is subject to the satisfaction of various closing conditions, including the approval of the merger by our stockholders. The merger is expected to be completed in the first quarter of 2013 at a price of $11.75 per common share to stockholders of record as of February 7, 2013, for an aggregate purchase price of approximately $293 million. The purchase price represents a 22% premium over the closing price per share of Epocrates' stock on January 4, 2013. We paid legal fees associated with this transaction of $0.2 million during the year ended December 31, 2012. We were not obligated to pay any material banker fees incurred in connection with the transaction until and unless an agreement was reached. As the agreement was not signed until 2013, the fees associated with the transaction are not reflected in our consolidated financial statements for the year ended December 31, 2012.

In connection with the merger agreement, the Company incurred deal costs from our bankers and external legal counsel. Banker fees to be paid during 2013 include approximately $0.8 million for the acquisition fairness opinion and 1% of the transaction value. External legal counsel fees associated with this transaction are expected to amount to approximately $0.7 million. The Company has also entered into agreements to provide retention bonuses to certain key employees in order to facilitate the completion of this transaction and anticipated integration with athenahealth. Such bonuses are expected to amount to $1.5 million, and will be paid by Epocrates only if the merger is not consummated. If the deal is completed, these bonuses will be paid by athenahealth.